                                                                    EXHIBIT 2.31

                         AGREEMENT AND PLAN OF MERGER



                                by and between



                              IXL HOLDINGS, INC.,

                                 iXL-DC, INC.,

                             NETRESPONSE, L.L.C.,


                                      and

                      NEXT CENTURY COMMUNICATIONS CORP.,



                       Dated as of September 22, 1998

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


  THIS AGREEMENT AND PLAN OF MERGER is entered into as of this 22nd day of September, 1998, by and between NetResponse, L.L.C., a Delaware limited liability company ("NetResponse"), Next Century Communications Corp., a Delaware corporation and the sole member of NetResponse ("Next Century"), Jon Rubin ("Jon Rubin"), IXL Holdings, Inc., a Delaware corporation ("Parent"), and iXL-DC, Inc., a Delaware corporation, or its successors or assigns ("Sub").

                               R E C I T A L S:
                               - - - - - - - -

  A. NetResponse is engaged in the business of developing internet sites and furnishing internet services, including website design and maintenance (the "NetResponse Business").

  B. NetResponse and Sub each desire to merge their respective companies and business operations, all on the terms and subject to the conditions set forth herein (the "Merger").

  C. Next Century owns 100% of the outstanding limited liability company interests of NetResponse (each a "Net Response Interest" and collectively the "NetResponse LLC Interests").

  D. The respective Boards of Directors of Parent, Sub and Next Century, the board of managers of NetResponse, the respective shareholders of Sub and Next Century, and Next Century have approved the Merger, upon the terms and subject to the conditions set forth herein.

  NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), (a) NetResponse shall be merged with and into Sub, (b) the separate existence of NetResponse shall cease, and (c) Sub shall continue as the surviving corporation in the Merger under the laws of the State of Delaware under the name iXL-DC, Inc. For purposes of this Agreement, Sub shall be referred to, for the period commencing on the Effective Time, as the "Surviving Corporation."

  1.2 Closing and Closing Date. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1 hereof, and subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within five business days after satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof) (the "Closing Date") at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Rd., Ste. 1100, Atlanta, GA 30305, unless another date or place is agreed to by the parties.

  1.3 Effective Time of the Merger. At the Closing, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be filed with the office of the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"). When used herein, the term "Effective Time" shall mean the time when the Certificate of Merger has been accepted for filing by the Secretary of State of Delaware or such time as otherwise specified therein.

  1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.


                                  ARTICLE II

                           THE SURVIVING CORPORATION

  2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub, a copy of which is attached to a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-2" hereto ("Sub's Closing Certificate"),
                             -------------
shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

  2.2 Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. A copy of the Bylaws of Sub is attached to Sub's Closing Certificate.

  2.3 Board of Directors; Officers. The Board of Directors and officers of Sub immediately prior to the Effective Time shall be the Board of Directors and officers, respectively, of the Surviving Corporation, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                             CONVERSION OF SHARES

  3.1  Merger Consideration.  As of the Effective Time:

       (a) The NetResponse LLC Interests shall, by virtue of the Merger and without any action on the part of any shareholder, member, director, or officer of NetResponse or Sub, as the case may be, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

       (b) The NetResponse Interests of Next Century shall upon surrender thereof to Sub, at the Closing, including the underlying membership certificates, if any, be converted into, and become exchangeable for 701,375 shares of validly issued, fully paid and nonassessable Class B Common Stock of Parent, $.01 par value (the "Parent Stock") which is based on the following equation:

               PS=       (100 - Op) x 775,000
                          --------
                            100

  where:

          PS   =    the number of shares of Parent Stock (valued, as of the
                    Closing, at $10 per share) for which Next Century's
                    NetResponse LLC Interests will be exchanged pursuant to the Merger; and


          Op   =    the aggregate NetResponse LLC Interests that are subject to purchase by options outstanding on the Closing Date, to be exchanged for options to acquire Parent Stock pursuant to
                    Section 6.6(b) hereof.

          (c) Each issued and outstanding share of common stock of Sub shall, by virtue of the Merger and without any action on the part of any shareholder, member, director, or officer of NetResponse or Sub, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

  3.2 No Further Rights. From and after the Effective Time, holders of any NetResponse LLC Interest (or certificates representing such interests) shall cease to have any rights as members of NetResponse, except as provided herein or by applicable law.

  3.3 Closing of NetResponse's Transfer Books. At the Effective Time, the NetResponse LLC Interest transfer books shall be closed and no transfer of any of the NetResponse LLC Interests shall be made thereafter. If after the Effective Time, certificates for any of the NetResponse LLC Interests are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for a consideration as set forth in Section 3.1 hereof.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF NETRESPONSE

  NetResponse and Next Century, jointly and severally, and Jon Rubin, individually and solely to the best of his knowledge, represent and warrant to Parent and Sub the representations and warranties set forth in this Article IV. The representations and warranties contained in this Article IV shall survive the Closing in accordance with Section 10.1 hereof

  4.1 Organization and Qualification. NetResponse is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. NetResponse has the requisite power and authority to carry on the NetResponse Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificate of Formation and Operating Agreement of NetResponse as in effect on the date hereof will at the Closing be attached to a closing certificate and incumbency certificate, substantially in the form of Exhibit "E-1" hereto ("NetResponse's Closing Certificate"). NetResponse does
-------------
not maintain a minute book. A true and complete copy of (a) all action taken by the members and board of managers of NetResponse at meetings of the members or board of managers of NetResponse, and (b) the respective minutes of all meetings or consent actions of the members or board of managers of NetResponse, has been furnished to Parent. Attached as Schedule 4.1 hereto is a signed consent to all actions of the members of NetResponse.

  4.2 Authority. NetResponse has the necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by NetResponse and Next Century, as the sole member of NetResponse, have been duly and validly authorized and approved by the board of managers of NetResponse and Next Century in accordance with the terms of the NetResponse Operating Agreement and applicable law, and no other limited liability company or member proceeding on the part of NetResponse, the board of managers of NetResponse or the members of NetResponse, is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. Next Century, its shareholders and board of directors have taken all corporate actions necessary or appropriate to authorize Next Century, acting as the sole member of NetResponse, to approve this Agreement. At the Closing, Next Century shall cause to be delivered a closing certificate, substantially in the form of Exhibit "E-2" hereto (the "Next Century Closing Certificate"), pursuant to
-------------
Section 7.2(b) hereof. The execution and delivery hereof by Next Century and the consummation of the transactions contemplated hereby by NetResponse have been duly authorized by all necessary or appropriate parties and proceedings and will not violate the certificate of incorporation or bylaws of Next Century or any material agreement, law or regulation to which it is subject. The NetResponse Operating Agreement does not provide any contractual appraisal rights as provided for in Section 18-210 of the DGCL and NetResponse is not subject to any other form of "dissenter's rights" with respect to the Merger." This Agreement has been duly executed and delivered by NetResponse, Next Century, and Jon Rubin, and assuming the due authorization, execution and delivery by Parent and

Sub, constitutes the valid and binding obligation of NetResponse, Next Century, and Jon Rubin enforceable against NetResponse, Next Century and Jon Rubin, in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

  4.3  Capitalization.

       (a) Next Century is the holder of record of one hundred percent (100%) of the NetResponse LLC Interest. Schedule 4.3(a) sets forth a list of (i) all
                              ---------------
holders of record of options, warrants, convertible notes or other rights to purchase any of the NetResponse LLC Interests (collectively, "NetResponse LLC Interest Rights"); (ii) the ownership interests of NetResponse represented by the NetResponse LLC Interest Rights; and (iii) the exercise price for each NetResponse LLC Interest Right. No certificate has ever been issued for any NetResponse LLC Interest.

       (b) All of the NetResponse LLC Interests are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3(b) hereto, Next Century
                                          ---------------
represents and warrants that the NetResponse LLC Interest held by it is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature other than restrictions on transfer imposed by federal and state securities laws (any of the foregoing, a "Lien") .

  4.4 Subsidiaries. Except as set forth on Schedule 4.4 hereto, NetResponse has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest, or any security convertible into an equity interest, in any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

  4.5  No Conflicts, Required Filings and Consents.  Except as set forth on
Schedule 4.5 hereto, none of (i) the execution and delivery of this Agreement by
------------
NetResponse or Next Century, (ii) the consummation by NetResponse and Next Century of the transactions contemplated hereby or (iii) compliance by NetResponse with any of the provisions hereof will:

       (a) conflict with or violate the Certificate of Formation or Operating Agreement of NetResponse;

       (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to NetResponse or Next Century, or by which NetResponse or any of its properties or assets may be bound or affected;

       (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other any right of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which NetResponse is a party or by which NetResponse or any of its properties or assets may be bound or affected;

       (d) result in the creation of any Lien on any of the property or assets of NetResponse; or

       (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), (i) any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (any of the foregoing, a "Governmental Entity"), except for the filing of the Certificate of Merger pursuant to the DGCL; or (ii) any other individual or Entity (collectively, a "Person").

  4.6 Financial Statements. NetResponse, having been formed as a limited liability company in May 1997, has heretofore furnished Parent with a true and complete copy of the unaudited financial statements of NetResponse for the eight month period ended December 31, 1997 and the six month period ended June 30, 1998 (all of the foregoing collectively herein referred to as the "NetResponse Financial Statements"). Except as disclosed therein or on Schedule 4.6 hereto, the NetResponse Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except for the absence of footnotes and normal year end adjustments in the case of the NetResponse Financial Statements for the period ended June 30, 1998) consistently followed throughout the period indicated, and present fairly, in all material respects, the financial position and operating results of NetResponse as of the dates, and during the periods, indicated therein.

  4.7  Absence of Changes.  Except as provided in Schedule 4.7 hereto and except
                                                  ------------
as contemplated hereby, since June 30, 1998 (a) NetResponse has not entered into any transaction that was not in the ordinary course of business; (b) except for sales of services and licenses of software in the ordinary course of business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property of NetResponse; (c) there has been (i) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any member of NetResponse in respect of the NetResponse LLC Interests, whether in cash or property, and (ii) no purchase or redemption of any of the NetResponse LLC Interests; (d) there has been no declaration, payment, or commitment for the payment, by NetResponse, of a bonus or other additional salary, compensation, or benefit to any employee of NetResponse that was not in the ordinary course of business, except for normal year-end bonuses paid in the ordinary course of business; (e) there has been no release, compromise, waiver or cancellation of any debt to or claim by NetResponse, or waiver of any right of NetResponse involving more than $10,000 in the aggregate; (f) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (g) there has been no change in accounting methods or practices or revaluation of any asset of NetResponse (other than NetResponse Accounts Receivable as defined in Section
4.26 hereof written down in the ordinary course of business in excess of $10,000 for any single NetResponse Accounts Receivable, or $25,000 in the aggregate);
(h) there has been no material damage, or destruction to, or loss of, physical property (whether or not covered by insurance) materially and adversely affecting the NetResponse Business or the operations of NetResponse; (i) there has been no loan by NetResponse, or guaranty by NetResponse of any loan, to any employee of NetResponse; (j) NetResponse has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 10% of the annual gross revenues of NetResponse; (k) there has been no termination or resignation of any key employee or officer of NetResponse, and to the knowledge of NetResponse, no such termination or resignation is threatened; (l) there has been no amendment or termination of any material oral or written contract, agreement or license related to the NetResponse Business, to which NetResponse is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated hereby; (m) NetResponse has not failed to satisfy any of its debts, obligations or liabilities related to the NetResponse Business or the assets of NetResponse as the same become due and owing (except for NetResponse Accounts Payable (as defined in Section 4.27 hereof) payable in accordance with past practices and in the ordinary course of business); (n) there has been no agreement or commitment by NetResponse to do any of the foregoing; and (o) there has been no other event or condition of any character pertaining to specifically, and materially and adversely affecting, the assets, business or financial condition of NetResponse.

  4.8  Undisclosed Liabilities.  Except as set forth on Schedule 4.8 hereto,
                                                        ------------
NetResponse has no debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charge or penalty, interest or fine, except (a) liabilities incurred in the ordinary course of business after June 30, 1998, that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of NetResponse; (b) liabilities reflected on the NetResponse Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

  4.9  Title to Properties.  Except as set forth on Schedule 4.9 hereto,
                                                    ------------
NetResponse has good and marketable title to, or a good and valid license to use, all tangible property and assets used in the NetResponse Business, and good and valid title to its leasehold interests, in each case, free and clear of any and all Liens other than Permitted Liens (as defined in Section 10.11 hereof).

  4.10 Equipment. NetResponse has heretofore furnished Parent with a true and correct list of all items of tangible personal property (including computer hardware) necessary for or used in the operation of the NetResponse Business substantially in the same manner in which it has been and is now operated by NetResponse ("the NetResponse Equipment"), except for personal property having a net book value of less than $1,000. Except as set forth on Schedule 4.10
                                                            -------------
hereto, each material item of NetResponse Equipment is in good condition and repair, ordinary wear and tear excepted.

     4.11 Intellectual Property.

       (a) NetResponse has heretofore furnished Parent with a true and complete list of all material proprietary technology, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights (and all pending applications for any of the foregoing) used by NetResponse in the conduct of the NetResponse Business (together with trade secrets and know how used in the conduct of the NetResponse Business, the "NetResponse Intellectual Property Rights"). NetResponse owns, or is validly licensed or otherwise has the right to use or exploit, as currently used or exploited, all of the NetResponse Intellectual Property Rights, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise), except as set forth on Schedule 4.11 hereto. No
                                      -------------
claims are pending or, to the knowledge of NetResponse, threatened, that NetResponse is infringing or otherwise adversely affecting the rights of any Person with regard to any NetResponse Intellectual Property Right. To the knowledge of NetResponse, no Person is infringing the rights of NetResponse with respect to any NetResponse Intellectual Property Right. Neither NetResponse nor to the knowledge of NetResponse, any employee, agent or independent contractor of NetResponse, in connection with the performance of such Person's services with NetResponse, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person, or otherwise violated any confidential relationship with any other Person.

       (b) NetResponse has heretofore furnished Parent with a true and substantially complete list of all material computer software used by NetResponse in the conduct of the NetResponse Business (the "NetResponse Software"). NetResponse currently licenses, or otherwise has the legal right to use, all of the NetResponse Software (including any upgrade, alteration or enhancement with respect thereto), and all of the NetResponse Software is being used in material compliance with any applicable license or other agreement.

  4.12  Real Property.  Except as set forth on Schedule 4.12 hereto:
                                               -------------

       (a) NetResponse has a good and valid leasehold or license interest in all real property (including all buildings, improvements and fixtures thereon) used in the operation of the NetResponse Business (the "NetResponse Real Property"). NetResponse owns no real property. Except for Permitted Liens, and for the items set forth on Schedule 4.12, there are no Liens on NetResponse's interest in any
             -------------
of the NetResponse Real Property. Schedule 4.12 lists each county and state where any NetResponse Real Property is located, or where NetResponse has ever owned or leased any real property.

       (b) There are no parties in possession of any portion of the NetResponse Real Property other than NetResponse, whether as sublessees, subtenants at will or trespassers.

       (c) To the knowledge of NetResponse, there is no law, ordinance, order, regulation or requirement now in existence or under active consideration by any Governmental Entity, that would require, under the provisions of any of the NetResponse Leases (as hereinafter defined), any material expenditure by NetResponse to modify or improve any of the NetResponse Real Property to bring it into compliance therewith.

  4.13  Leases.  Schedule 4.13 hereto sets forth a list of all material leases
                 -------------
pursuant to which NetResponse leases, as lessor or lessee, real or personal property (the "NetResponse Leases"). Copies of the NetResponse Leases, all of which have previously been provided to Parent, are true and complete copies thereof. All of the NetResponse Leases are valid, binding and enforceable against NetResponse and, to the knowledge of NetResponse, against the other parties thereto, in accordance with their respective terms, and, there is not under any such NetResponse Lease any existing default by NetResponse, or, to the knowledge of NetResponse by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. NetResponse has not received notice that the lessor of any of the NetResponse Leases intends to cancel, suspend or terminate such NetResponse Lease or to exercise or not exercise any option thereunder.

  4.14  Contracts.  Schedule 4.14 hereto sets forth a true and substantially
                    -------------
complete and materially accurate list of all contracts, agreements and commitments (whether written or oral) to which NetResponse is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, including any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to NetResponse Intellectual Property Rights and the like (collectively, the "NetResponse Contracts"); excepting only those NetResponse Contracts which involve less than $15,000 and are cancelable, without penalty, on no more than 90 days' notice. The aggregate value of all payment obligations and rights to receive payments, under agreements, contracts and commitments (whether oral or in writing) to which NetResponse is a party or by which it or any of its properties or assets is otherwise bound, and that are not listed on Schedule
                                                                    --------
4.14, is less than $50,000 (calculating such value by adding together the value
----
of rights and obligations, and not by determining the net amount thereof).

  True and complete copies of all NetResponse Contracts (or a true and materially complete narrative description of any oral NetResponse Contract) have previously been provided to Parent. Neither NetResponse nor to the knowledge of NetResponse any other party to any of the NetResponse Contracts (x) is in material default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the NetResponse Contracts, or (y) has waived any material right it may have under any of the NetResponse Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition of NetResponse. All of the NetResponse Contracts constitute the valid and binding obligations of NetResponse, enforceable in accordance with their respective terms, and, to the knowledge of NetResponse, of the other parties thereto.

  4.15  Officers.  Schedule 4.15 hereto sets forth a list, as of the Closing
                   -------------
Date, of the name of each officer of NetResponse and the position(s) held by each.

  4.16 Payroll Information. NetResponse has previously provided Parent with a true and complete copy of the payroll schedule of NetResponse dated as of August 4, 1998, showing all then current employees of NetResponse and their then current levels of compensation, other than bonuses and other extraordinary compensation, all of which bonuses and other extraordinary compensation are set forth in Schedule 4.16 hereto. NetResponse has paid all compensation required
         -------------
to be paid to employees of NetResponse on or prior to the date hereof other than compensation (and bonuses pursuant to arrangements described in Schedule 4.16)
                                                                -------------
accrued in the current pay period.

  4.17  Litigation.  Except as set forth on Schedule 4.17 hereto, there is no
                                            -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of NetResponse, threatened against or affecting NetResponse or the NetResponse Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against NetResponse.

  4.18  Employee Benefit Plans/Labor Relations.

       (a) Except as disclosed in Schedule 4.18 hereto, there are no employee
                                  -------------
benefit plans, agreements or arrangements maintained by NetResponse, including
(i) "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iii) medical, hospital, accident, disability or death benefit plans (collectively, "NetResponse Benefit Plans"). All NetResponse Benefit Plans are administered in accordance with, and are in material compliance with, all applicable laws and regulations. No default exists with respect to the obligations of NetResponse under any NetResponse Benefit Plan.

       (b) NetResponse is not a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of NetResponse; no representation campaign or election is now in progress with respect to any employee of NetResponse; and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of NetResponse, threatened, relating to or affecting the NetResponse Business. To the knowledge of NetResponse, no event has occurred that could reasonably give rise to any such dispute, controversy, strike or request for representation.

  4.19  ERISA.

       (a) All NetResponse Benefit Plans that are subject to ERISA have been administered in accordance with, and are in material compliance with, the applicable provisions of ERISA. Each of the NetResponse Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No NetResponse Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. NetResponse has not engaged in any nonexempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving NetResponse Benefit Plans that would subject NetResponse to the penalty or tax imposed under Section 502(i) of ERISA or
Section 4975 of the Code. NetResponse has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 4.19 hereto or pursuant to the terms of the NetResponse
             -------------
Benefit Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any employee of NetResponse, (ii) increase any benefit otherwise payable under any NetResponse Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefit to any extent.

       (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any NetResponse Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code, or by any entity that is considered one employer with NetResponse under Section 4001 of ERISA or Section 414 of the Code, within the 12-month period ending on the Closing Date.

NetResponse has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any NetResponse Benefit Plan that remains unpaid.

  4.20  Taxes.

       (a) Except as set forth on Schedule 4.20 hereto, NetResponse has duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by NetResponse on or prior to the Closing Date. NetResponse has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by NetResponse (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the NetResponse Financial Statements). As of the Closing Date, all deficiencies proposed as a result of any audit have been paid or settled.

       (b) NetResponse is not a party to, or bound by, or otherwise in any way obligated under, any tax sharing or similar agreement.

       (c) NetResponse has not consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it, and NetResponse has not agreed or been requested to make any adjustment under
Section 481(c) of the Code by reason of a change in accounting method or otherwise.

  4.21 Compliance with Applicable Laws. Except as set forth on Schedule 4.21 hereto, NetResponse holds all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of NetResponse, as appropriate, and to carry on the NetResponse Business substantially as now conducted (the "NetResponse Permits"). To the knowledge of NetResponse, NetResponse is in material compliance with all applicable laws, ordinances and regulations and the terms of the NetResponse Permits. Except as set forth on Schedule 4.21 hereto,
                                                          -------------
all of the NetResponse Permits are fully assignable by NetResponse in connection with the Merger. Schedule 4.21 sets forth a true and complete list of all
                  -------------
NetResponse Permits, true and complete copies of which have previously been provided to Parent.

  4.22 Member/Board of Managers. Both the board of managers of NetResponse and Next Century, as the sole member of NetResponse, have adopted and approved this Agreement and the transactions contemplated hereby (including the Merger).

  4.23  Brokers.  Except as set forth on Schedule 4.23 hereto, no broker or
                                         -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated hereby as a result of arrangements made by or on behalf of NetResponse.

  4.24  Environmental Matters.

       (a) To the knowledge of NetResponse, no real property currently or formerly owned or operated by NetResponse is contaminated with any Hazardous Substance (as hereinafter defined).

       (b) NetResponse is not a party to any litigation or administrative proceeding nor, to the knowledge of NetResponse, is any litigation or administrative proceeding threatened against it, that, in either case, asserts or alleges that NetResponse (i) violated any Environmental Law (as hereinafter defined); (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other release of any Hazardous Substance; or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other release of any Hazardous Substance.

       (c) To the knowledge of NetResponse, there are not now nor have there previously been tanks or other facilities on, under, or at any real property owned, leased, used or occupied by NetResponse containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action under Environmental Law.

       (d) To the knowledge of NetResponse, NetResponse is not subject to any judgment, order or citation related to or arising out of any Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Law.

       (e) For purposes hereof, (i) the term "Environmental Law" means any federal, state or local law (including statutes, regulations, ordinances, codes, rules, judicial opinions and other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants, noise, odors or process waste water, or otherwise relating to the environment or hazardous or toxic substances; and (ii) the term "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

     4.25 Interest in Customers, Suppliers and Competitors. Except as provided in Schedule 4.25 hereto, no officer, member or employee of NetResponse and no
   -------------
family member (including a spouse, parent, sibling or lineal descendent of any of the foregoing), has any direct or indirect material interest in any material customer, supplier or competitor of NetResponse, or in any Person from whom or to whom NetResponse leases any real or personal property, or in any other Person with whom NetResponse is doing business whether directly or indirectly (including as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly traded corporations.

     4.26 Accounts Receivable. All accounts, notes, contracts and other receivables of NetResponse (collectively, "NetResponse Accounts Receivable") were acquired by NetResponse in the ordinary course of business arising from bona fide transactions. To the knowledge of

NetResponse, except as provided in Schedule 4.26 hereto, there are no set-offs,
                                   -------------
counterclaims or disputes asserted with respect to any NetResponse Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the NetResponse Financial Statements and, to the knowledge of NetResponse and subject to such reserve, all NetResponse Accounts Receivable are collectible in full. NetResponse has previously provided Parent with a true and materially complete aging report prepared as of September 14, 1998 which shows the time elapsed since invoice date for all NetResponse Accounts Receivable as of such date.

  4.27  Accounts Payable.  Except as shown on Schedule 4.27 hereto, all material
                                              -------------
accounts, notes, contracts and other amounts payable of NetResponse (collectively, "NetResponse Accounts Payable") are currently within their respective terms, and are neither in material default nor otherwise past due by more than 90 days. NetResponse has previously provided Parent with a true and materially complete aging report prepared as of September 14, 1998 which shows the time elapsed since invoice date for all NetResponse Accounts Payable as of such date.

  4.28 Insurance. NetResponse currently maintains, in full force and effect, all insurance policies that, in its reasonable opinion, are required to be maintained for the conduct of the NetResponse Business or the ownership of NetResponse's property (both real and personal) (collectively, the "NetResponse Insurance Policies"). The NetResponse Insurance Policies are listed on Schedule
                                                                       --------
4.28 hereto, and true and materially complete copies of all NetResponse
----
Insurance Policies have previously been provided to Parent. NetResponse (a) is not in material default regarding the provisions of any NetResponse Insurance Policy; (b) has paid all premiums due thereunder; and (c) has not failed to present any significant notice or material claim thereunder in a due and timely fashion.

  4.29 Bankruptcy. NetResponse has not filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

  4.30 NetResponse Debt. As of the date hereof, the NetResponse Debt is not in excess of $2,236,000.

  4.31 Accredited Investors; Investment Purpose. Next Century represents that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Next Century represents that it is acquiring the Parent Stock solely for his or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Next Century represents that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Parent Stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any such shares) except in compliance with the Securities Act and the rules and regulations thereunder, other applicable laws, rules and regulations, and the Second Amended and Restated Stockholders' Agreement of Parent, dated December 17, 1997 (the "Stockholders' Agreement").

  4.32 Restrictions on Transfer. Next Century acknowledges that (a) the Parent Stock received by it hereunder has not been registered under the Securities Act;
(b) the Parent Stock may be required to be held indefinitely, and it must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the Parent Stock in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to sales of any securities of Parent, and such Rule is not anticipated to be available in the foreseeable future; (e) when and if Parent Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule, except as otherwise provided by Rule 144(k); (f) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act; (g) the Parent Stock is subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing Parent Stock; and (i) a notation shall be made in the appropriate records of Parent indicating that Parent Stock is subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to Parent Stock.

  4.33 Ability to Bear Risk; Access to Information; Sophistication. Next Century represents and warrants that (a) its financial situation is such that it can afford to bear the economic risk of holding Parent Stock acquired by it hereunder for an indefinite period; (b) it can afford to suffer the complete loss of such Parent Stock; (c) it has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that it deems necessary; (d) its knowledge and experience in financial business matters is such that it is capable of evaluating the merits and risk of ownership of the Parent Stock; (e) it has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein; and (f) it (i) has reviewed the Private Placement Memorandum of Parent dated September 8, 1998, as amended (the "Memorandum"),
(ii) has carefully examined the Memorandum and has had an opportunity to ask questions of, and receive answers from, representatives of Parent, and to obtain additional information concerning Parent and its Subsidiaries (as hereinafter defined), and (iii) does not require additional information regarding Parent or its Subsidiaries in connection with the Merger.

  4.34 Disclosure. No statement of fact by NetResponse, Next Century or Jon Rubin contained herein and no written statement of fact furnished by NetResponse, Next Century or Jon Rubin to Parent or Sub in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein contained not misleading.

  4.35 Nature of Liabilities. None of the unpaid legal, accounting or other fees of NetResponse are related to the Merger.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

  Each of Parent and Sub jointly and severally represents and warrants to NetResponse and Next Century, which representations and warranties shall survive the Closing in accordance with Section 10.1 hereof, as follows:

  5.1 Organization and Qualification. Each of Parent and its Subsidiaries (as defined in Section 10.11 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of Parent and Sub as in effect on the date hereof are attached, respectively, to a closing certificate and incumbency certificate, substantially in the form of Exhibit "A-
                                                                     ----------
1" hereto ("Parent's Closing Certificate"), and to Sub's Closing Certificate.
--

  5.2 Authority. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly authorized and approved by their respective board of directors and by Sub's sole shareholder, and no other corporate or shareholder proceedings on the part of either Parent or Sub, or their respective board of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by NetResponse, Next Century and Jon Rubin, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

  5.3  No Conflicts, Required Filings and Consents.  Except as set forth on

Schedule 5.3 hereto, none of the execution and delivery of this Agreement by
------------
Parent or Sub, the consummation by Parent and Sub of the transactions contemplated hereby, or compliance by Parent and Sub with any of the provisions hereof, will:

       (a) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub, or the organizational documents of any other Subsidiaries;

       (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or its Subsidiaries, or by which Parent, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

       (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or their respective properties may be bound or affected;

       (d) result in the creation of any Lien on any of the property or assets of Parent or any of its Subsidiaries; or

       (e) require any Consent of (i) any Governmental Entity (except for (x) compliance with any applicable requirements of any applicable securities laws, and (y) the filing of the Certificate of Merger pursuant to the DGCL); or (ii) any other Person.

  5.4  Litigation.  Except as set forth on Schedule 5.4 hereto, there is no
                                           ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole.

  5.5  Brokers.  Except as disclosed on Schedule 5.5 hereto, no broker or finder
                                        ------------
is entitled to any broker's or finder's fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

  5.6  Parent Stock.

       (a) As of the date hereof the authorized capital stock of Parent consists of (i) (A) 75,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 14,053,489 shares are validly issued and outstanding (without taking into account any shares of Parent Stock to be issued pursuant hereto, and excluding the potential acquisitions of Pequot Systems, Inc., Pantheon Interactive, Inc., Ionix Development Corporation and Two-Way Communications, L.L.C.), fully paid and nonassessable; (ii) 750,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred Stock, of which 175,766 shares are validly issued and outstanding, fully paid and nonassessable, (B) 200,000 of which have been designated as Class B Convertible Preferred Stock, of which 98,767 shares are validly issued and outstanding, fully paid and nonassessable, (C) 15,000 of which have been designated as Class C Convertible Preferred Stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable and (D) 50,000 of which have been designated as Class D Nonvoting Preferred Stock, of which 30,100 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.6 hereto, there are no options,
                                      ------------
warrants, calls, agreements, commitments or other rights presently outstanding that would obligate Parent to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the

Closing Date, Parent has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights in Parent.

       (b) When delivered to Next Century in accordance with the terms hereof, the Parent Stock will be (i) duly authorized, fully paid and nonassessable, and
(ii) free and clear of all Liens other than restrictions imposed by the Stockholders' Agreement and by federal and state securities laws.

  5.7  Subsidiaries.  Except as set forth on Schedule 5.7 hereto, Parent has no
                                             ------------
subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 5.7 lists the name of each of the Subsidiaries of Parent, and
         ------------
indicates their respective jurisdictions of incorporation.

  5.8 Financial Statements. Parent has heretofore furnished NetResponse with a true and complete copy of (a) the audited financial statements of iXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (b) the audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ended December 31, 1993, 1994 and 1995, and for the four month period ended April 30, 1996; (c) the audited consolidated financial statements for Parent and its Subsidiaries for the eight months ended December 31, 1996 and for the year ended December 31, 1997; and (d) the unaudited consolidated financial statements for Parent and its Subsidiaries for the six month period ended June 30, 1998 (all of the foregoing, collectively, "Parent Financial Statements"). The Parent Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flow of Parent at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments).

  5.9  Undisclosed Liabilities.  Except as set forth on Schedule 5.9 hereto,
                                                        ------------
neither Parent nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after June 30, 1998 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of Parent and its Subsidiaries, taken as a whole; (b) liabilities reflected on the Parent Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated hereby.

  5.10 Compliance with Applicable Laws. Parent or its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of Parent and its Subsidiaries, as appropriate, and to carry on Parent's business as now conducted (the "Parent Permits"). To the knowledge of Parent, Parent and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the Parent Permits.

  5.11 Board of Directors/Shareholder Consent. The board of directors of Parent, and both the board of directors and shareholder of Sub, have, by unanimous written consent or other action, adopted and approved this Agreement and the transactions contemplated hereby (including the Merger).

  5.12 Bankruptcy. Neither Parent nor any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

  5.13  Absence of Changes.  Except as provided in Schedule 5.13 hereto, since
                                                   -------------
June 30, 1998, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to Parent and its Subsidiaries, taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to Parent's capital stock; (e) any material change in Parent's accounting principles, practices or methods; (f) any split, combination or reclassification of any of Parent's capital stock, or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

  5.14 Taxes. Parent and its Subsidiaries have duly and timely filed all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Parent and its Subsidiaries on or prior to the Closing Date. Parent and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Parent and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable Parent Financial Statement). As of the Closing Date, all deficiencies proposed as a result of any audits have been paid or settled.

  5.15 Disclosure. No statement of fact by Parent or Sub contained herein and no written statement of fact furnished or to be furnished by Parent or Sub to NetResponse in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  6.1 Conduct of Business by NetResponse Pending the Merger. From and after the date hereof, prior to the Effective Time, except as contemplated hereby, unless Parent shall otherwise agree in writing, NetResponse shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its relationships with its customers, suppliers, licensors, licensees, distributors and others having business dealings with NetResponse to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as contemplated hereby, unless Parent shall otherwise agree in writing, prior to the Effective Time, NetResponse shall not, directly or indirectly:

       (a) (i) declare, set aside, or pay any dividend on, or make any other distribution in respect of, any of the NetResponse LLC Interests, (ii) split, combine or reclassify any of the NetResponse LLC Interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of the NetResponse LLC Interests, or (iii) purchase, redeem or otherwise acquire, any of the NetResponse LLC Interests or any other equity security thereof or any right, warrant, or option to acquire any such share or other security;

       (b) issue, deliver, sell, pledge or otherwise encumber any of the NetResponse LLC Interests, any other voting security issued by NetResponse or any security convertible into, or any right, warrant or option to acquire any such NetResponse LLC Interest or voting security;

       (c) amend its Certificate of Formation, Operating Agreement or other comparable organizational documents;

       (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or (ii) any assets that are material, individually or in the aggregate, to NetResponse;

       (e) subject to a Lien or sell, lease or otherwise dispose of any of its properties or assets;

       (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt security of NetResponse, guarantee any debt security of another Person or enter into any "keep well" or other agreement to maintain the financial condition of another Person, make any loan, advance or capital contribution to, or investment in, any other Person, or settle or compromise any material claim or litigation; or

       (g) authorize any of, commit or agree to take any of, the foregoing actions.

  6.2 Access to Information. From the date hereof through the Effective Time, NetResponse and Parent shall afford to the other of them and the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) upon reasonable prior notice and approval, which shall not be unreasonably withheld, to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to the other of them all information concerning its business, properties and personnel as the other may reasonably request. Such information shall be subject to the non-disclosure letter agreement of July 9, 1998. Parent and NetResponse, and their respective accountants, counsel and other representatives, shall, in the exercise of the rights described in this Section 6.2, not unduly interfere with the operation of the business of the other of them.

  6.3 Filings; Tax Elections. NetResponse shall promptly provide Parent with copies of all filings made by NetResponse with any Governmental Entity in connection herewith and the transactions contemplated hereby. NetResponse shall, before settling or compromising any material income tax liability of NetResponse, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.

  6.4 Public Announcements. The parties agree that, except as may otherwise be required to comply with applicable laws and regulations (including applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated hereby shall be made only upon or after the consummation of the Merger. Any such disclosure shall be coordinated by Parent, and neither Next Century or Jon Rubin shall make any such disclosure without the prior written consent of Parent.

  6.5 Transfer and Gains Taxes and Certain Other Taxes and Expenses. Parent agrees that, to the extent it is legally able to do so, the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger.

  6.6  Options.

       (a) NetResponse hereby covenants and agrees that at the Effective Time, all of the NetResponse LLC Interest Rights (all of which are set forth on
Schedule 4.3(a) hereto) shall have been properly canceled and, except for the
---------------
right to receive options to acquire Parent Stock described in Section 6.6(b) below, all rights and obligations thereunder shall have been terminated.

       (b) Parent hereby covenants and agrees that, at the Effective Time, each of the holders of NetResponse LLC Interest Rights shall receive options to purchase the number of shares of validly issued, fully paid and nonassessable Parent Stock, at the exercise price per share, as set forth on Schedule 6.6(b)
                                                               ---------------
hereto, all of which options shall have been issued pursuant to the IXL

Holdings, Inc. 1996 Stock Option Plan, as amended (the "Parent Stock Option Plan"), and shall be substantially in the form of Exhibit "D" hereto.
                                                  -----------

       (c) In addition to those options issued in connection with Section 6.6(b) above, Parent hereby covenants and agrees that it will issue ten-year options, all in the form of Exhibit "D" hereto to purchase 500,000 shares of Parent
                   -----------
Stock, at $10 per share, to such persons as designated by NetResponse and approved by Parent, such approval not to be unreasonably withheld, delayed or conditioned; provided, however, that 100,000 of such options shall be granted to Next Century and shall be immediately fully vested, and the 400,000 remaining options shall be subject to Parent's standard five-year vesting schedule and the Parent Stock Option Plan; provided further, however, that the options issuable to Next Century and Jon Rubin hereunder, shall not require such holders to be employees or officers of Parent or its subsidiaries, in order to receive or exercise their options.

  6.7 Further Assurances. From time to time after the Effective Time, upon the reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions hereof.

  6.8  Repayment of Certain NetResponse Debt.  To defray all   debt of
NetResponse to Next Century, Parent agrees to pay $1,750,000 in cash or other immediately available funds to Next Century, at the Closing.

  6.9 Post-Closing Services. For a period of twelve months following the Closing Date, Next Century shall purchase, and shall cause its subsidiaries to purchase, substantially all of their internet and e-commerce related goods and services from the Parent and its subsidiaries, including the Surviving Corporation, and all projects undertaken by NetResponse for Next Century, its subsidiaries or affiliates, prior to the Closing Date, which have been disclosed to Parent or Sub, if not completed prior to the Closing Date, shall be completed by the Surviving Corporation; provided, however, that, from and after the Closing Date, the Surviving Corporation may charge for any of the above-described goods and services the normal rates and other charges established therefor by Parent and/or the Surviving Corporation if such rates and charges are competitive for similar services offered by other internet and e-commerce service providers; provided further, however, that Parent or Sub may terminate any or all such projects if it cannot agree with Next Century on a price for such services.

  6.10 Post-Closing Referrals. From and after the Closing Date, Next Century shall make every reasonable effort to, and shall cause its subsidiaries to make every reasonable effort to, refer their existing customers and contacts to Parent and the Surviving Corporation for internet and e-commerce related services, provided such services are qualitatively and economically competitive with services offered by other providers.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

  7.1 Conditions to Obligation of NetResponse and Next Century to Effect the Merger. The obligations of NetResponse and Next Century to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

       (a) Parent and Sub shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of Parent and Sub contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

       (b) (i) the appropriate officers of Parent shall have executed and delivered to NetResponse at the Closing, Parent's Closing Certificate, and (ii) the appropriate officers of Sub shall have executed and delivered to NetResponse at the Closing, Sub's Closing Certificate;

       (c) Parent shall have obtained all of the Consents, if any, listed on
Schedule 7.1(c) hereto;
---------------

       (d) NetResponse shall have received corporate certificates of good standing for Parent and Sub, and a copy of the Certificate of Incorporation for Parent and Sub, respectively, both as certified by the Secretary of State of Delaware;

       (e) there shall have been delivered to Next Century at the Closing, duly executed by Parent, an Agreement to be Bound to the Registration Rights Agreement of Parent, dated as of Closing Date (the "Agreement to be Bound to the Registration Rights Agreement"), in the form of Exhibit "B" hereto;
                                                -----------

       (f) Parent shall have executed and delivered at the Closing an Option Agreement for each of the Persons listed on Schedule 6.6(b) or Schedule 6.6(c)
                                            ---------------    ---------------
hereto as receiving options to purchase Parent Stock;

       (g) NetResponse shall have received, at the Closing, a duly executed opinion of counsel to Parent and Sub, substantially in the form of Exhibit "F"
                                                                   -----------
hereto;

       (h) NetResponse shall have received from Parent and Sub such other documents as NetResponse's counsel shall have reasonably requested, in form and substance reasonably satisfactory to NetResponse's counsel; and

       (i) Parent shall have delivered to Next Century as required by Section
6.8 hereof $1,750,000 in cash or other immediately available funds.

  7.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

       (a) NetResponse and Next Century shall have performed in all material respects their respective agreements contained herein required to be performed at or prior to the Effective Time, and the representations and warranties of NetResponse and Next Century contained herein shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated hereby;

       (b) (i) the appropriate officers of NetResponse shall have executed and delivered to Parent at the Closing, NetResponse's Closing Certificate and (ii) the appropriate officers of Next Century shall have executed and delivered to Parent at Closing, the Next Century Closing Certificate.

       (c) NetResponse and Next Century shall have obtained or caused to be obtained all of the Consents, if any, listed on Schedule 7.2(c) hereto;
                                                ---------------

       (d) there shall have been delivered to Parent at the Closing, duly executed by Next Century, (i) an Agreement to be Bound to the Stockholders' Agreement, in the form of Exhibit "G" hereto; and (ii) an Agreement to be Bound
                          -----------
to the Registration Rights Agreement;

       (e) Parent shall have received a certificate of good standing for NetResponse, and a copy of the Certificate of Formation of NetResponse, both as certified by the Delaware Secretary of State;

       (f) as of the date three business days prior to the Closing Date the NetResponse Debt shall be no greater than $2,236,000;

       (g) NetResponse shall have complied with its obligations under Section 6.6(a) hereof;

       (h) Parent shall have received, at the Closing, a duly executed opinion of counsel to NetResponse and Next Century, substantially in the form of Exhibit "C" hereto;
-----------

       (i) Parent shall have received from NetResponse or Next Century, as the case may be, such other documents as Parent's counsel shall have reasonably requested, in form and substance reasonably satisfactory to Parent's counsel; and

       (j) Parent shall have received evidence reasonably satisfactory to it that at the Closing the assets and properties used in the NetResponse Business are free and clear of all Liens other than Permitted Liens (as hereinafter defined), and that Next Century is an accredited investor in accordance with
Section 4.31 hereof.

                                 ARTICLE VIII

                                INDEMNIFICATION

  8.1  Indemnification by Parent.

       (a) Parent shall indemnify and hold Next Century, Jon Rubin and NetResponse's directors, officers and employees (collectively, the "NetResponse Indemnified Parties") harmless from and against, and shall promptly defend each of the NetResponse Indemnified Parties from and reimburse each of the NetResponse Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorney fees and other legal costs and expenses) (collectively, a "NetResponse Loss") that any of the NetResponse Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

          (i) any breach or inaccuracy of any of the representations and warranties made by Parent or Sub in or pursuant hereto, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof;

          (ii) any failure by Parent or Sub to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Parent pursuant hereto; and

          (iii) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 8.1(a).

       (b) Notwithstanding any other provision hereof to the contrary and subject to the next sentance, Parent shall not have any liability under Section 8.1(a)(i) above (i) unless the aggregate of all NetResponse Losses for which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $100,000, and then only to the extent of such excess, (ii) for amounts in excess of $8,750,000 in the aggregate, and (iii) unless Next Century or Jon Rubin have asserted a claim with respect to the matters set forth in
Section 8.1(a)(i), or 8.1(a)(iii) to the extent applicable to Section 8.1(a)(i), within two years of the Effective Time. In the event that Parent completes an initial public offering, which results in the Parent Stock being traded on a national stock exchange or on Nasdaq, the maximum liability for indemnification under Section 8(b)(ii) shall at any time be equal to the aggregate market price of the total number of shares of Parent Stock received by Next Century pursuant to this Agreement. The market price for such shares shall be determined on any day by multiplying 701,375 times the closing price of such Parent Stock on the immediately preceding day on Nasdaq or other the national stock exchange on which such stock is traded. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a NetResponse Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.1(a)(i), (ii) or (iii) above.

  8.2  Indemnification by Next Century and Jon Rubin.

       (a) Next Century and Jon Rubin , severally, but not jointly, shall indemnify and hold Parent, Sub, Surviving Corporation and their respective shareholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and shall defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

          (i) in the case of Next Century, any breach or inaccuracy of any of the representations and warranties made by NetResponse, Jon Rubin or Next Century in or pursuant hereto, or in any instrument certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof, or in the failure of NetResponse to have qualified to do business in the States of New York or California, or in any suit, action or other proceeding arising out of, or in any way related to, any of the matters subject to indemnification by it pursuant to this Section 8.2;

          (ii) in the case of Jon Rubin, any breach or inaccuracy of any of the representations and warranties made by Jon Rubin in or pursuant hereto, or in any instrument, certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof, or in any suit, action or other proceeding arising out of, or in any way related to, any of the matters subject to indemnification by him pursuant to this Section 8.2; and

          (iii) in the case of Next Century, any failure by NetResponse, Jon Rubin or Next Century to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities (arising under this Section 8.2(a)(iii)) or obligations hereunder or under any of the documents and materials delivered by NetResponse pursuant hereto.

       (b) Notwithstanding the above and subject to the following sentance, neither Next Century nor Jon Rubin shall have any liability under Section 8.2(a)(i) or Section 8.2(a)(ii) above, respectively, (i) unless the aggregate of all Parent Losses for which Next Century or Jon Rubin would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $100,000, and then only to the extent of such excess, (ii) for amounts in excess of $8,750,000 in the aggregate, and (iii) unless Parent has asserted a claim with respect to the matters set forth in Sections 8.2(a)(i) or 8.2(a)(ii) within 18 months of the Effective Time, except with respect to the matters arising under Sections 4.18, 4.19, 4.20 or 4.24 hereof, in which event Parent must have asserted a
claim within the applicable statute of limitations.   In the event that Parent
completes an initial public offering, which results in the Parent Stock being traded on a national stock exchange or on Nasdaq, the maximum liability for indemnification under Section 8(b)(ii) shall at any time be equal to the aggregate market price of the total number of shares of Parent Stock received by Next Century pursuant to this Agreement. The market price for such shares shall be determined on any day by multiplying 701,375 times the closing price of such Parent Stock on the immediately preceding day on Nasdaq or other the national stock exchange on which such stock is traded.

Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute a Parent Loss, unless and to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 8.2(a)(i), (ii) or (iii) above. The foregoing notwithstanding, the direct personal liability of Jon Rubin to the Parent Indemnified Parties under this Article VIII shall be secondary to that of Next Century, that is, Jon Rubin shall have no indemnification obligation hereunder unless and until the Parent Indemnified Parties shall have proceeded against Next Century pursuant to Section 8.3 hereof, and Next Century shall have either denied liability or failed to respond to the Claim (as defined below) within thirty (30) days after receipt of written notice of the Claim. In no event shall Jon Rubin's direct personal liability hereunder exceed $1,000,000 in aggregate.

  8.3  Notification of Claims; Election to Defend

       (a) A party entitled to be indemnified pursuant to Section 8.1 or 8.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder and shall provide in any such notice, to the extent reasonably available to such Indemnified Party, a reasonable description of the facts and circumstances constituting such claim. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 10% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

       (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 8.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 8.1 or 8.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 8.3(a) hereof, of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim, or (ii) as required by law or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto. Any amount paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 10% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

  8.4 Payment. To the extent that Next Century or Jon Rubin is an Indemnifying Party, such person shall pay any amount due under this Article VIII by delivery of cash and shares of Parent Stock having a value equal to the amount due hereunder and such cash and shares of Parent Stock shall be delivered by such Indemnifying Party in proportion to the amount of cash and Parent Stock received by such Indemnifying Party hereunder (to the extent that such Indemnifying Party owns sufficient shares of Parent Stock). For the purpose of this provision, the value of Parent Stock shall be (a) deemed to be $10 per share, so long as the Parent Stock is not traded on any national stock exchange or on Nasdaq or, (b), if the Parent Stock is traded on a national stock exchange or on Nasdaq, the closing price of such Parent Stock on the day immediately preceding its delivery to the Company.



                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

  9.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Time:

       (a) by mutual written consent of Parent and NetResponse;

       (b) by NetResponse, upon a material breach hereof on the part of Parent or Sub which has not been cured and which would cause any condition set forth in
Section 7.1 hereof to be incapable of being satisfied by September 18, 1998;

       (c) by Parent, upon a material breach hereof on the part of NetResponse, Next Century or Jon Rubin which has not been cured and which would cause any condition set forth in Section 7.2 hereof to be incapable of being satisfied by September 18, 1998;

       (d) by Parent or NetResponse if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonappealable; or

       (e) by either Parent or NetResponse if the Merger shall not have been consummated on or before September 15, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations hereunder).

  9.2  Fees and Expenses.

       (a) If the Merger is consummated, all costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Surviving Corporation; provided, however, that Next Century shall pay all fees and expenses (including agents, counsel and other advisors) of NetResponse and itself.

       (b) If the Merger is not consummated for a reason other than the willful and material breach hereof by a party, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

       (c) If the Merger is not consummated because of a willful and material breach hereof by any party, the nonbreaching party or parties shall be entitled to pursue all legal and equitable remedies against the breaching party for such breach including specific performance and all fees and expenses incurred by the nonbreaching party or parties in connection with enforcing its or their rights hereunder with respect to such breach shall be paid by the breaching party.

  9.3 Amendment. This Merger Agreement may be amended by Parent, Sub and Next Century at any time before or after approval hereof by Next Century, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the consideration to be received in the Merger, (ii) in any way adversely affects the rights of Next Century, or (iii) under applicable law would require approval of Next Century, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of Next Century. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto, provided that after the Effective Time, any such amendment must be signed by Next Century.

  9.4 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.

                                   ARTICLE X

                              GENERAL PROVISIONS


  10.1 Survival; Recourse. None of the agreements contained herein shall survive the Merger, except that (i) the agreements contained in Article III hereof, the covenants contained in Article VI hereof, the obligations to indemnify contained in Article VIII hereof and the agreements of the Surviving Corporation referred to in Sections 10.9 and 10.10 hereof, shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles IV and V hereof shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of NetResponse or Parent, and shall bind the legal representatives, assigns and successors of NetResponse, Next Century, Jon Rubin and Parent, for a period of 18 months after the Closing Date (other than the representations and warranties contained in Sections 4.18, 4.19, 4.20 and 4.24 hereof, which shall survive for the applicable statute of limitations).

  10.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

  If to NetResponse:                    NetResponse, L.L.C.
                                        c/o Next Century Communications Corp.
                                        1400 Key Boulevard, 1st Floor
                                        Arlington, VA  22209
                                        Attention: Mr. Jon Rubin
                                        Telephone: 703/276-0500
                                        Telecopy:  703/276-9281


With a copy to:                         Berlack, Israels & Liberman LLP
                                        120 W. 45th Street
                                        New York, NY  10036
                                        Attention: Jesse R. Meer, Esq.
                                        Telephone: 212/704-0100
                                        Telecopy:  212/704-0196

  If to Next Century:                   To the address listed under the signature
                                        line of Next Century

  If to Parent or Sub:                  IXL Holdings, Inc.
                                        Two Park Place
                                        1888 Emery St., 2nd Floor
                                        Atlanta, GA 30318
                                        Attention: James V. Sandry
                                        Telecopy:  404/267-3801
                                        Telephone: 404/267-3800

  With copies to:                       Minkin & Snyder, A Professional Corporation
                                        One Buckhead Plaza
                                        3060 Peachtree Rd., Ste. 1100
                                        Atlanta, GA 30305
                                        Attention: James S. Altenbach, Esq.
                                        Telecopy:  404/233-5824
                                        Telephone: 404/261-8000

  and to:                               Kelso & Company
                                        320 Park Ave., 24th Floor
                                        New York, NY 10032
                                        Attention: James J. Connors II, Esq.
                                        Telecopy:  212/223-2379
                                        Telephone: 212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

  10.3 Entire Agreement. The exhibits and schedules hereto are incorporated herein by reference. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the non-disclosure letter agreement between Parent and NetResponse dated as of July 9, 1998. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

  10.4 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests, and obligations of Sub hereunder may be assigned, with recourse, to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

  10.5 Governing Law. This Agreement, including the rights Next Century or the other parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

  10.6 Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof.

  10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

  10.8 Severability. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  10.9 Post-Closing Access. For a period of three years after the Closing Date, Next Century, Jon Rubin and their agents and representatives shall have reasonable access to the books and records of the NetResponse Business.

  10.10 Post-Closing Notice. To the extent the Surviving Corporation receives written notice of any event or circumstance that materially affects Next Century, the Surviving Corporation shall promptly notify Next Century of such matter, information, or event and shall provide them with copies of all relevant documentation or correspondence in connection thereto.

  10.11  Certain Definitions.  As used herein:

        (a) the term "Permitted Liens" shall mean (a) Liens for taxes, assessments or other governmental charges or levies not yet due; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the NetResponse Real Property or interfering with the ordinary conduct of any of the NetResponse Business; and (e) those Liens listed on Schedule 10.11 hereto;
                                                    --------------

       (b) (i) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question; and (ii) any representation or warranty stated to be made "to the knowledge of NetResponse" shall refer to the knowledge, subject to clause (i) above, of any of Jon Rubin or Miles Rubin; and

       (c) the term "Subsidiary" or "Subsidiaries" means any Entity of which Parent (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of which are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including Sub); provided, however, that with respect to the Parent, the terms "Subsidiary" and "Subsidiaries" shall not include NetResponse or University Netcasting, Inc



                     - SIGNATURES ON THE FOLLOWING PAGES -

  IN WITNESS WHEREOF, Parent, Sub, NetResponse and Next Century have caused this Agreement to be signed and delivered by their respective duly authorized officers, and Jon Rubin has signed and delivered this Agreement, all as of the date first written above.


                      "NetResponse"

                      NetResponse, L.L.C., a Delaware limited liability company

                      By: /s/ Jon Rubin
                         ------------------------------
                      Name:   Jon Rubin
                      Title:  President and CEO

                      "Parent"

                      IXL Holdings, Inc., a Delaware corporation


                      By: /s/ James V. Sandry
                         ------------------------------
                      Title:  Executive Vice President


                      "Sub"

                      iXL-DC, Inc., a Delaware corporation


                      By: /s/ James V. Sandry
                         ------------------------------
                      Title:  Executive Vice President


                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                      "Next Century"

                      Next Century Communications Corp., a Delaware corporation

                         /s/ Jon Rubin
                      -----------------------------
                      Name:  Jon Rubin
                           ------------------------
                      Title: President
                            -----------------------
                      Address:  1400 Key Blvd., 1st Floor
                                Arlington, VA  22209


                      "Jon Rubin"


                         /s/ Jon Rubin
                      -----------------------------
                      Jon Rubin
                      Address:  c/o NCCC
                              --------------------
                                1400 Key Blvd., 1st Floor
                              ----------------------------
                                Arlington, VA 22209

                                   EXHIBITS
                                   --------


Parent's Closing Certificate.................................. Exhibit A-1
Sub's Closing Certificate..................................... Exhibit A-2
Agreement to be Bound to Registration Rights Agreement........ Exhibit B
Opinion of Counsel to NetResponse and Next Century............ Exhibit C
Option Agreement.............................................. Exhibit D
NetResponse's Closing Certificate............................. Exhibit E-1
Next Century's Closing Certificate............................ Exhibit E-2
Opinion of Counsel to Parent and Sub.......................... Exhibit F
Agreement to be Bound to Stockholders' Agreement.............. Exhibit G

                                 SCHEDULE 4.1
                                 ------------

          Signed Consent to all Actions of the Members of NetResponse

                                SCHEDULE 4.3(a)
                                ---------------

                  Holders of NetResponse LLC Interest Rights

                                SCHEDULE 4.3(b)
                                ---------------

                       Liens on NetResponse LLC Interest

                                 SCHEDULE 4.4
                                 ------------

                                 Subsidiaries

                                 SCHEDULE 4.5
                                 ------------

                          Consents; Required Filings

                                 SCHEDULE 4.6
                                 ------------

                Exceptions to Accuracy of Financial Statements

                                 SCHEDULE 4.7
                                 ------------

                Exceptions to Absence of Changes of NetResponse

                                 SCHEDULE 4.8
                                 ------------

                    Undisclosed Liabilities of NetResponse

                                 SCHEDULE 4.9
                                 ------------

               Exceptions to Title to Properties of NetResponse

                                 SCHEDULE 4.10
                                 -------------

           Exceptions to Good Conditions of Equipment of NetResponse

                                 SCHEDULE 4.11
                                 -------------

          Exceptions to Title of Intellectual Property of NetResponse

                                 SCHEDULE 4.12
                                 -------------

                     Liens on Real Property of NetResponse

                                 SCHEDULE 4.13
                                 -------------

                             Leases of NetResponse

                                 SCHEDULE 4.14
                                 -------------

                           Contracts of NetResponse

                                 SCHEDULE 4.15
                                 -------------

                            Officers of NetResponse

                                 SCHEDULE 4.16
                                 -------------

                      Payroll Information of NetResponse

                                 SCHEDULE 4.17
                                 -------------

                                  Litigation

                                 SCHEDULE 4.18
                                 -------------

             Employee Benefit Plans/Labor Relations of NetResponse

                                 SCHEDULE 4.19
                                 -------------

                          ERISA Issues of NetResponse

                                 SCHEDULE 4.20
                                 -------------

             Exceptions to Taxes of NetResponse being timely Filed

                                 SCHEDULE 4.21
                                 -------------

                              NetResponse Permits

                                 SCHEDULE 4.23
                                 -------------

                              NetResponse Brokers

                                 SCHEDULE 4.25
                                 -------------

                 Interest in Customers, Suppliers, Competitors

                                 SCHEDULE 4.26
                                 -------------

      Exceptions to Collectibility of Accounts Receivable of NetResponse

                                 SCHEDULE 4.27
                                 -------------

              Deliquent Status of Accounts Payable of NetResponse

                                 SCHEDULE 4.28
                                 -------------

                                   Insurance

                                 SCHEDULE 5.3
                                 ------------

          Conflicts, Required Filings and Consents of Parent and Sub

                                 SCHEDULE 5.4
                                 ------------

                               Parent Litigation

                                 SCHEDULE 5.5
                                 ------------

                            Parent and Sub Brokers

                                 SCHEDULE 5.6
                                 ------------

 Outstanding Obligations of Parent to Issue Options, Warrants & other Parent
                                 Stock Rights

                                 SCHEDULE 5.7
                                 ------------

                            Subsidiaries of Parent

                                 SCHEDULE 5.9
                                 ------------

                        Parent Undisclosed Liabilities

                                 SCHEDULE 5.13
                                 -------------

                  Exceptions to Absence of Changes of Parent

                                SCHEDULE 6.6(b)
                                ---------------

        Options Received by Holders of NetResponse LLC Interest Rights

                                SCHEDULE 7.1(c)
                                ---------------

                                Parent Consents

                                SCHEDULE 7.2(c)
                                ---------------

                     NetResponse and NextCentury Consents

                                SCHEDULE 10.11
                                --------------

                        Permitted Liens of NetResponse

                                       7